Exhibit 99.1 Press Release dated April 17, 2014

Citizens First Corporation Announces First Quarter 2014 Results

NEWS For Immediate Release

Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, April 17, 2014 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the first quarter ending March 31, 2014, which include the following:

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For the quarter ended March 31, 2014, the Company reported net income of $691,000, which represents a decrease of $11,000 from the linked quarter ended December 31, 2013 and an increase of $576,000 from March 31, 2013. Earnings per diluted common share for the current quarter were $0.27, an increase of $0.02 from the linked quarter ended December 31, 2013 and an increase of $0.32 for the quarter ended March 31, 2013.

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The Company’s net interest margin was 3.81% for the quarter ended March 31, 2014 compared to 4.03% for the linked quarter ended December 31, 2013 and 3.96% for the quarter ended March 31, 2013, a decrease of 22 basis points for the linked quarter and a decrease of 15 basis points from the prior year.  The Company’s net interest margin decreased from prior periods due to a decline in the yield on loans.

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Total loans increased 2.2% to $301.6 million at March 31, 2014 compared to $295.1 million at December 31, 2013. Total deposits increased 2.7% to $352.2 million at March 31, 2014 compared to $343.0 million at December 31, 2013. Todd Kanipe, President & CEO of Citizens First commented, “We are encouraged by the growth of loans on our balance sheet.  Loan growth is vital to improve our net interest income while interest rates continue to remain at historically low levels.  We have added to both our lending and credit administration staff to focus on loan growth while maintaining credit quality in our loan portfolio.”

First Quarter 2014 Compared to Fourth Quarter 2013

Net interest income for the quarter ended March 31, 2014 declined $231,000 from the previous quarter as the yield on loans declined.

Non-interest income for the three months ended March 31, 2014 decreased $82,000, or 11.5%, compared to the previous quarter, primarily due to a decrease in service charges on deposits of $58,000.  Non-interest expense for the three months ended March 31, 2014 increased $1,000, or .03%, compared to the previous quarter.

A $125,000 provision for loan losses was recorded for the first quarter of 2014, compared to a $450,000 provision in the previous quarter, a decrease of $325,000.  The allowance for loan losses to total loans increased slightly from 1.58% to 1.60%.  Net charge-offs (recoveries) were $(49,000) for the first quarter of 2014 compared to $617,000 in the fourth quarter of 2013.

First Quarter 2014 Compared to First Quarter 2013

Net interest income for the quarter ended March 31, 2014 decreased $168,000, or 4.6%, compared to the previous year.  The decrease in net interest income was impacted by a reduction in interest expense of $79,000 combined with a decrease in interest income of $247,000.  The decrease in interest income was created by a decline in the yield on loans from 5.50% in the first quarter of 2013 to 5.14% in the first quarter of 2014.  Loan yields have declined as maturing loans were repriced at a lower rate.

Non-interest income for the three months ended March 31, 2014 decreased $90,000, or 12.5%, compared to the three months ended March 31, 2013, primarily due to a decline in gains on sale of mortgage loans of $58,000 from the prior year.

Non-interest expense for the three months ended March 31, 2014 decreased $20,000, or 0.6%, compared to the three months ended March 31 2013, due to a decrease in legal and collection expenses.

A $125,000 provision for loan losses was recorded for the first quarter of 2014, a decrease of $1.1 million, from $1.3 million in the first quarter of 2013.  The allowance for loan losses to total loans decreased from 2.21% of total loans at March 31, 2013 to 1.60% at March 31, 2014, primarily due to charge-offs of specific allocations which were included in the allowance at March 31, 2013.  Net charge-offs (recoveries) were $(49,000) for the first quarter of 2014 compared to net charge-offs of $321,000 in the first quarter of 2013.

Balance Sheet

Total assets at March 31, 2014 were $420.1 million, an increase of $9.9 million from $410.2 million at December 31, 2013.  Average assets during the first quarter were $414.1 million, a decrease of 0.9%, or $3.7 million, from $417.8 million in the first quarter of 2013.  Average interest earning assets decreased 0.8%, or $3.1 million, from $384.6 million in the first quarter of 2013 to $381.5 million in the first quarter of 2014.

Loans increased $6.5 million, or 2.2%, from $295.1 million at December 31, 2013 to $301.6 million at March 31, 2014.  Total loans averaged $303.4 million the first quarter of 2014, compared to $303.9 million the first quarter of 2013, a decrease of $0.5 million, or 0.2%.

Deposits at March 31, 2014 were $352.2 million, an increase of $9.2 million, or 2.7%, compared to $343.0 million at December 31, 2013.  Total deposits averaged $346.1 million the first quarter of 2014, an increase of $3.6 million, or 1.1%, compared to $342.5 million during the first quarter of 2013.  Average deposits increased during the year, but the cost of funds declined as higher cost deposits matured and were renewed at lower rates.

Non-performing assets totaled $2.6 million at March 31, 2014 compared to $2.0 million at December 31, 2013, an increase of $593,000. A summary of nonperforming assets is presented below:

(In thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Nonaccrual loans	$1,104	$1,026	$3,784	$6,141	$7,097
Loans 90+ days past due/accruing	56	-	19	-	23
Restructured loans	815	154	2,041	3,340	3,528
Total non-performing loans	1,975	1,180	5,844	9,481	10,648

Other real estate owned	631	833	547	517	232
Total non-performing assets	$2,606	$2,013	$6,391	$9,998	$10,880

Non-performing assets to total assets	0.62%	0.49%	1.56%	2.43%	2.58%

The allowance for loan losses at March 31, 2014 was $4.8 million, or 1.60% of total loans, compared to $4.7 million, or 1.58% of total loans as of December 31, 2013.  The allowance increased due to an increase in nonperforming assets.  A summary of the allowance for loan losses is presented below:

(In thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Balance at beginning of period	$4,653	$4,820	$6,064	$6,650	$5,721
Provision for loan losses	125	450	900	50	1,250
Charged-off loans	22	788	2,198	678	358
Recoveries of previously charged-off loans	71	171	54	42	37
Balance at end of period	$4,827	$4,653	$4,820	$6,064	$6,650

Allowance for loan losses to total loans	1.60%	1.58%	1.60%	1.98%	2.21%

At March 31, 2014, total shareholders’ equity was $35.9 million compared to $38.3 million at December 31, 2013, a decrease of $2.4 million.  During the first quarter of 2014, the Company paid $3.3 million to repurchase the remaining 93 shares of the Series A preferred stock that the Company had issued to the Treasury in 2008 under the TARP Capital Purchase Program.

The Company’s tangible equity ratio declined to 7.51% as of March 31, 2014 compared to 8.28% at December 31, 2013 due to the repayment of the TARP Capital Purchase Program funds.  The tangible book value per common share improved from $11.51 at December 31, 2013, to $11.97 at March 31, 2014.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios
Consolidated Statement of Income:
	Three Months Ended
	March 31	Dec 31	Sept 30	June 30	March 31
	2014	2013	2013	2013	2013
Interest income	$4,181	$4,411	$4,381	$4,325	$4,428
Interest expense	683	682	747	770	762
Net interest income	3,498	3,729	3,634	3,555	3,666

Provision for loan losses	125	450	900	50	1,250

Non-interest income:
Service charges on deposits	261	319	341	321	291
Other service charges and fees	153	133	156	158	138
Gain on sale of mortgage loans	24	36	81	78	82
Non-deposit brokerage fees	69	72	91	78	65
Lease income	75	75	74	75	74
BOLI income	47	49	53	56	61
Securities gains	-	27	-	29	8
Total	629	711	796	795	719

Non-interest expenses:
Personnel expense	1,527	1,419	1,382	1,417	1,441
Net occupancy expense	482	485	499	465	461
Advertising and public relations	83	65	70	110	78
Professional fees	153	141	201	174	164
Data processing services	233	266	280	272	265
Franchise shares and deposit tax	146	145	146	141	141
FDIC insurance	77	119	150	26	85
Core deposit intangible amortization	84	79	84	85	84
Postage and office supplies	51	38	35	35	43
Other real estate owned expenses	10	46	7	20	11
Other	216	258	425	434	309
Total	3,062	3,061	3,279	3,179	3,082

Income before income taxes	940	929	251	1,121	53
Provision for income taxes	249	227	18	333	(62)
Net income	691	702	233	788	115

Preferred dividends and discount accretion	132	184	178	176	217
Net income (loss) available for common shareholders	$559	$518	$55	$612	$(102)
Basic earnings (loss) per common share	$0.28	$0.26	$0.03	$0.31	$(0.05)
Diluted earnings (loss) per common share	$0.27	$0.25	$0.02	$0.30	$(0.05)

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Key Operating Statistics:

Three Months Ended

	March 31	December 31	September 30	June 30	March 31
	2014	2013	2013	2013	2013

Average assets	$414,089	$408,792	$413,293	$419,240	$417,804
Average earning assets	381,485	375,658	380,154	387,663	384,614
Average loans	303,438	298,833	307,618	305,532	303,942
Average deposits	346,089	340,938	340,067	345,738	342,475
Average equity	36,213	38,469	37,937	38,353	40,164
Average common equity	28,046	27,548	27,023	27,445	27,695

Return on average assets	0.68%	0.68%	0.22%	0.75%	0.11%
Return on average equity	7.74%	7.24%	2.44%	8.24%	1.16%

Efficiency ratio	72.73%	68.07%	72.66%	72.17%	68.96%
Non-interest income to average assets	0.62%	0.69%	0.77%	0.76%	0.70%
Non-interest expenses to average assets	3.00%	2.97%	3.15%	3.04%	2.99%
Net overhead to average assets	2.38%	2.28%	2.38%	2.28%	2.29%
Yield on loans	5.14%	5.42%	5.26%	5.28%	5.50%
Yield on investment securities (TE)	3.02%	2.97%	2.87%	2.78%	2.97%
Yield on average earning assets (TE)	4.53%	4.75%	4.66%	4.56%	4.76%
Cost of average interest bearing liabilities	0.83%	0.83%	0.89%	0.92%	0.93%
Net interest margin (tax equivalent)	3.81%	4.03%	3.88%	3.77%	3.96%
Number of FTE employees	98	100	100	98	99

Asset Quality Ratios:
Non-performing loans to total loans	0.65%	0.40%	1.94%	3.09%	3.54%
Non-performing assets to total assets	0.62%	0.49%	1.56%	2.43%	2.58%
Allowance for loan losses to total loans	1.60%	1.58%	1.60%	1.98%	2.21%
YTD net charge-offs (recoveries) to average loans, annualized	(0.06)%	1.22%	1.36%	0.63%	0.43%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	March 31,	December 31,	December 31,
	2014	2013	2012
Cash and due from financial institutions	$ 8,166	$ 8,572	$9,549
Federal funds sold	30,095	28,490	25,250
Available for sale securities	54,675	51,633	46,639
Loans held for sale	85	-	61
Loans	301,598	295,068	298,754
Allowance for loan losses	(4,827)	(4,653)	(5,721)
Premises and equipment, net	10,970	11,054	11,568
Bank owned life insurance (BOLI)	7,853	7,806	7,587
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,444	1,554	1,660
Deferred income taxes	1,759	2,279	2,180
Intangible assets	4,678	4,762	5,094
Other real estate owned	631	833	191
Other assets	976	752	1,719
Total Assets	$420,128	$410,175	$406,556

Deposits:
Noninterest bearing	$ 41,653	$ 39,967	$ 41,725
Savings, NOW and money market	146,130	143,602	111,194
Time	164,414	159,382	178,814
Total deposits	$352,197	$342,951	$331,733
FHLB advances and other borrowings	25,300	22,000	26,000
Subordinated debentures	5,000	5,000	5,000
Accrued interest payable	241	243	238
Other liabilities	1,477	1,634	2,019
Total Liabilities	384,215	371,828	364,990
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	-	3,266	6,519
Common stock	27,072	27,072	27,072
Retained earnings (deficit)	1,212	653	(430)
Accumulated other comprehensive income (loss)	(30)	(303)	746
Total Stockholders’ Equity	35,913	38,347	41,566
Total Liabilities and Stockholders’ Equity	$420,128	$410,175	$406,556

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	March 31, 2014	December 31, 2013	December 31, 2012
Capital Ratios:
Tier 1 leverage	8.86%	9.57%	10.20%
Tier 1 risk-based capital	11.48%	12.56%	13.16%
Total risk based capital	12.73%	13.81%	14.41%
Tangible equity ratio (1)	7.51%	8.28%	9.08%
Tangible common equity ratio (1)	5.67%	5.59%	5.55%
Book value per common share	$14.35	$13.93	$13.91
Tangible book value per common share (1)	$11.97	$11.51	$11.32
Shares outstanding (in thousands)	1,969	1,969	1,969
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(1)
The tangible equity ratio, tangible common equity ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	March 31, 2014	December 31, 2013	December 31, 2012

Total shareholders’ equity (a)	$35,913	$38,348	$41,566
Less:
Preferred stock	(7,659)	(10,925)	(14,178)
Common equity (b)	28,254	27,423	27,388
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(581)	(665)	(997)
Tangible common equity (c)	23,576	22,661	22,294
Add:
Preferred stock	7,659	10,925	14,178
Tangible equity (d)	$31,235	$33,586	$36,472

Total assets (e)	$420,435	$410,175	$406,556
Less:
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(581)	(665)	(997)
Tangible assets (f)	$415,757	$405,413	$401,462
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$14.35	$13.93	$13.91
Tangible book value per common share (c/g)	$11.97	$11.51	$11.32

Total shareholders’ equity to total assets ratio (a/e)	8.54%	9.35%	10.22%
Tangible equity ratio (d/f)	7.51%	8.28%	9.08%
Tangible common equity ratio (c/f)	5.67%	5.59%	5.55%

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